CONSULTING SERVICES AGREEMENT

 CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into as of May 1, 2016 by and between Bigfoot Project Investments, Inc., a US corporation (the “Company”), and William Hiney (“Consultant”).

RECITALS

A. The Company desires to be assured of the association and services of Consultant and to avail itself of Consultant’s experience, skills, abilities, knowledge and background to advise the Company with respect to those duties normally associated with management consulting services and business development for the purpose of financial software and investment technology, and is therefore willing to engage Consultant upon the terms and conditions set forth herein; and

B. Consultant agrees to be engaged and retained by the Company upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants, agreements and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Consulting Services. Consultant shall provide certain consulting services on a half-time basis to the Company with those duties normally associated with a management consultant (the “Services”). These services are described as:

(i) to provide consulting services to Bigfoot Project Investments, Inc. and management in connection with its development of new business ventures;

(ii) to assist in strategic planning for Bigfoot Project Investments, Inc. and advise management on capital structure and other equity issues that may become relevant;

(iii) to perform a financial and strategic review of Bigfoot Project Investments, Inc. and to assist management in formulating a financing strategy for growth;

(iv) to assist Bigfoot Project Investments, Inc. and management in the preparation and oversight of due diligence matters and materials related to potential acquisitions and capital arrangements;

(v) to provide general consulting on such matters as may be requested by the Board of Directors of Bigfoot Project Investments, Inc.

(vi) to assist Bigfoot Project Investments, Inc. and management in developing progressive marketing strategies; and

(vii) to assist in the introduction to financing sources and act as a public relations liaison for Bigfoot Project Investments, Inc. and its management.

2. Term. The term of this Agreement shall commence as of the date hereof and shall have an initial contingency period of six months (the “Initial Contingency Period”) and be extended up to twelve months (the “Term”). This Agreement may be extended under the same terms by mutual agreement by and between Consultant and the Company.

3. Dedication of Resources. Consultant shall devote such time, attention and energy as is necessary to perform and discharge the duties and responsibilities under this Agreement in an efficient, trustworthy and professional manner.

4. Standard of Performance. Consultant shall use reasonable and best efforts to perform the Services as an advisor to the Company in an efficient, trustworthy and professional manner. Consultant shall perform the Services to the sole satisfaction of, and in conjunction and cooperation with, the Company.

5. Compensation. In the Initial Contingency Period, Consultant is required to provide his best efforts to render the advisory services described in this Agreement; otherwise, the Company in its sole and absolute discretion may unilaterally cancel this Agreement on the last day of the Initial Contingency Period and this Agreement shall be automatically null and void thereby terminating entirely Consultant’s right to compensation.  As compensation, the Company shall issue to Consultant, upon execution of this Agreement, 1,000,000 shares of restricted common stock (the “Stock”), subject to rescission and redemption at the end of the Initial Contingency Period by the Company in the event of Consultant’s non-performance.

6. Disclosure. Consultant has reviewed information provided by the Company in connection with the decision to receive the Stock, including Consultant’s publicly-available filings with the SEC. The Company has provided Consultant with all the information that Consultant has requested in connection with the decision to accept the Shares as compensation. Consultant further represents that Consultant has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company. All such questions have been answered to the full satisfaction of Consultant.

7. Confidential Information. Consultant recognizes and acknowledges that by reason of performance of Consultant’s services and duties to the Company (both during the Term and before or after it) Consultant has had and will continue to have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, and relationships between the Company and its affiliates and customers, clients, suppliers and others who have business dealings with the Company and its affiliates (“Confidential Information”). Consultant acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not, either during or for three (3) years after the term of this Agreement, disclose any such Confidential Information to any person for any reason whatsoever or use such Confidential Information (except as its duties hereunder may require) without the prior written authorization of the Company, unless such information is in the public domain through no fault of the Consultant or except as may be required by law. Upon the Company’s request, the Consultant will return all tangible materials containing Confidential Information to the Company.

8. Non-competition.

9.1 For purposes of this Section 9, “Competing Products” means products that compete or will compete with any of Company’s then existing or reasonably anticipated products. “Competing Services” means services that compete or will compete with any of Company’s then existing or reasonably anticipated services with which Consultant has personal involvement in the course of providing the Services under this Agreement.

9.2 For a period of three (3) years after the termination or expiration of this Agreement, Consultant will not, without the express written consent of the Company, directly or indirectly, in any geographic area where Company’s products or services are then marketed, sold, distributed or provided: (i) distribute or propose to distribute Competing Products (ii) provide or propose to provide Competing Services; (iii) design or develop Competing Products or Competing Services; or (iv) work for or with, or provide services or information to, any natural persons or entity that competes with the Company’s business.

9. Intellectual Property Ownership. The Parties agree as follows:

9.1 The Company shall own all “Project Information” which shall be defined as: all inventions, improvements, discoveries, designs, data, concepts, ideas, processes, methods, techniques, know-how, software and information, including schematics, engineering drawings, marks, mask works and writings respecting the Products conceived, made or produced by Consultant during the course of performing services under this Agreement, or made or produced as the result of the efforts of Consultant, or the joint efforts of Consultant and the Company, pursuant to this Agreement.

9.2 Consultant agrees to, and hereby does, assign its entire right, title and interest in all Project Information, know-how and trade secret information conceived or made by Consultant and all employees and agents of Consultant, in connection with this Agreement. Consultant further agrees to execute all assignments and other documentation to evidence such assignment, as may reasonably be requested by the Company. Consultant further agrees not to assert any intellectual property right against the Company in relation to the Company’s use of any Project Information.

9.3 The Company, by virtue of its ownership of the Project Information and the Product, shall have the sole right to prepare, file, prosecute and maintain all patents, mask works, trademarks and copyright applications or other registrations with respect to the Project Information.  All such applications and registrations shall be at the Company’s expense.  The Company shall retain ownership of such applications and registrations throughout the term of this Agreement and thereafter.

10. Relationship. This Agreement does not create, and shall not be construed to create, any joint venture or partnership between the parties, and may not be construed as an employment agreement. No officer, employee, agent, servant, or independent contractor of Consultant nor his affiliates shall at any time be deemed to be an employee, agent, servant, or broker of the Company for any purpose whatsoever solely as a result of this Agreement, and Consultant shall have no right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner or thing whatsoever.

11. Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered, sent by an overnight courier service, or sent by certified or registered mail to the following addresses, or such other address as to which one party may have notified the other in such manner:

If to the Company:

Bigfoot Project Investments, Inc.

570 El Camino Real NR-150

Redwood City, Ca. 94063

If to the Consultant:

William Hiney

3202 W Dailey St

Phoenix, AZ 85053

12. Applicable Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of California without reference to principles of conflicts of laws.

13. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions of this Agreement.

14. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party. No waiver shall be valid unless in writing and signed by an authorized officer of the Company or Consultant.

15. Assigns and Assignment. This Agreement shall extend to, inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns; provided, however, that this Agreement may not be assigned or transferred, in whole or in part, by the Consultant except with the prior written consent of the Company.

16. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

17. Counterparts. This Agreement may be executed by facsimile and in counterparts each of which shall constitute an original document, and both of which together shall constitute the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Bigfoot Project Investments, Inc.

Signature	Title	Date

/s/ Tom Biscardi	President	May 1, 2016
Tom Biscardi

William Hiney

Signature	Title	Date

/s/ William Hiney	Consultant	May 1, 2016

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